EXHIBIT 4.3

WARRANT CERTIFICATE

THESE SECURITIES AND THE SECURITIES DELIVERABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE WARRANTS MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON OR PERSON IN THE UNITED STATES UNLESS THE WARRANTS AND THE COMMON SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE U.S. SECUR.'TIES ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATIONS UNDER THE U.S. SECURITIES ACT.

THE WARRANTS REPRESENTED HEREBY WILL BE VOID AND OF NO VALUE UNLESS EXERCISED WITHIN THE TIME LIMITS HEREIN PROVIDED.

ATLAS FINANCIAL HOLDINGS, INC.
(A corporation governed by the laws of the Cayman Islands)

Dated: December 31, 2010
Warrant Certificate No: ________________

THIS IS TO CERTIFY THAT, for value received,
Mr. and Mrs. SAMPLE

(The "Holder") is the registered holder of _____ common share purchase warrants (the "Warrants") of Atlas Financial Holdings, Inc. (the "Company"). Each Warrant entitles the Holder to subscribe for and purchase, subject to the terms hereof including, without limitation, certain adjustment provisions as detailed below in this Warrant Certificate, one fully paid ordinary share ("Ordinary Share") in the capital of the Company at a price of TWO DOLLARS (C$2.00) per Ordinary Share in lawful money of Canada, (the price at which one Ordinary Share may be purchased hereunder from time to time being hereinafter referred to as the "Exercise Price") at any time after the date hereof and until 5:00 p.m. (Toronto time) on the first Business Day that is three (3) years after the date hereof (the "Expiry Time"), after which time the Warrants represented hereby shall expire and be of no value or effect.

The right to acquire Ordinary Shares under the Warrants may only be exercised by the Holder at any time and from time to time up to and including but not after the Expiry Time by surrendering this Warrant Certificate along with (i) the duly completed and executed Exercise Form attached hereto as Appendix A, and (ii) a certified cheque or bank draft payable to or to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Ordinary Shares to be acquired, subject to adjustment in accordance with the terms hereof, to the Company at the address shown on the Exercise Form or such other office as may be specified by the Company, in a written notice to the Holder, from time to time.

This Warrant Certificate shall effectively be surrendered only upon personal delivery to the Company or, if sent by mail or other means of transmission, upon actual receipt thereof by the Company at its offices shown on the Exercise Form or such other address as the Company may notify the Holder of in writing.

Upon the exercise of the Warrants in the manner described above, the Holder shall be deemed for all purposes to be the holder or holders of record of such Ordinary Shares and the Company covenants that it will cause certificates representing such Ordinary Shares to be delivered or mailed to the Holder at the address or addresses specified in the Exercise Form within three (3) Business Days of the surrender of this Warrant Certificate.

The Holder of this Warrant Certificate may acquire any lesser number of Ordinary Shares than the aggregate number of all Ordinary Shares which may be acquired as a consequence of exercising the Warrants. In such event, the Holder shall be entitled to receive a new Warrant Certificate exercisable to acquire up to the balance of the Ordinary Shares which may be acquired. No fractional Ordinary Shares shall be issuable on exercise of the Warrants.

The Holder of this Warrant Certificate may, at any time prior to the Expiry Time, upon surrender of this Warrant Certificate to the Company, exchange this Warrant Certificate for other Warrant Certificates in such amounts as the Holder may request entitling the Holder to acquire, in the aggregate, the same number of Ordinary Shares as may be acquired under this Warrant Certificate.

The ownership of the Warrants in and of itself shall not constitute the Holder hereof a shareholder of the Company or entitle the Holder to any right or interest as a shareholder in respect thereof except as expressly provided for herein.

From and after the date hereof, the Exercise Price and the number of Ordinary Shares deliverable upon the exercise of the Warrants will be subject to adjustment in the events and in the following manner:

(a)
In case of any reclassification of the Ordinary Shares or change of the Ordinary Shares into other shares, or in case of the consolidation, merger, reorganization or amalgamation of the Company with or into any other corporation or entity which results in any reclassification of the outstanding Ordinary Shares or a change of the Ordinary Shares into other securities, or in case of any transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another person (any such event being hereinafter referred to as a "Reclassification of Ordinary Shares"), at any time prior to the Expiry Time, the Holder shall, after the effective date of such Reclassification of Ordinary Shares and upon exercise of the right to purchase Ordinary Shares hereunder, be entitled to receive, and shall accept, in lieu of the number of Ordinary Shares to which the Holder was theretofore entitled upon such exercise, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of such Reclassification of Ordinary Shares if, on the effective date thereof, the Holder had been the registered holder of the number of Ordinary Shares to which the Holder was theretofore entitled to acquire upon such exercise. No such reclassification of Ordinary Shares will be carried out unless, in the opinion of the Board of Directors of the Company, all appropriate adjustments shall be made in the application of the provisions set forth in this section with respect to the rights and interests thereafter of the Holder of this Warrant Certificate to the end that the provisions set forth in this section shall thereafter correspondingly be made applicable as nearly as may be reasonable in relation to any shares or other securities or property thereafter deliverable upon the exercise of the Warrants. Any such adjustment must be made by and set forth in an amendment to this Warrant Certificate.

(b)     If and whenever at any time prior the Expiry Time the Company shall:
'

(i)	subdivide, redivide or change its then outstanding Ordinary Shares into a greater nun1ber of shares;

(ii)	reduce, combine or consolidate its then outstanding Ordinary Shares into a lesser number of shares; or

(iii)
issue Ordinary Shares, Participating Shares or Convertible Securities (both such terms as defined below in paragraph (g)) to all or substantially all of the holders of Ordinary Shares by way of distribution on the Ordinary Shares payable in Ordinary Shares, Participating Shares or Convertible Securities;

(any such event being hereinafter referred to as "Capital Reorganization") and any such event results in an adjustment or readjustment in the Exercise Price pursuant to paragraph (c), the number of

Ordinary Shares purchasable pursuant to the Warrants shall be adjusted or readjusted contemporaneously with the adjustment or readjustment of the Exercise Price by multiplying the number of Ordinary Shares purchasable on the exercise of the Warrants immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment or readjustment, and the denominator of which shall be the Exercise Price resulting from such adjustment or readjustment.

(c)
If and whenever any time prior to the Expiry Time, the Company shall engage in a Capital Reorganization, the Exercise Price shall, effective immediately after the effective date, in the case of a subdivision or consolidation, or effective immediately after the record date, in the case of a distribution, be adjusted by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction: (A) the numerator of which shall be the number of Ordinary Shares and Participating Shares outstanding on such effective date or record date before giving effect to such Capital Reorganization; and (B) the denominator of which shall be the number of Ordinary Shares and Participating Shares outstanding immediately after giving effect to such Capital Reorganization. The number of Ordinary Shares and Participating Shares outstanding shall include the deemed conversion into or exchange for Ordinary Shares or Participating Shares of any Convertible Securities distributed pursuant to such Capital Reorganization. Such adjustment shall be made successively whenever any event referred to in this paragraph shall occur.

(d)
Any issue of Ordinary Shares, Participating Shares or Convertible Securities pursuant to the Capital Reorganization shall be deemed to have been made on the record date thereof for the purpose of calculating the number of outstanding Ordinary Shares under paragraphs (e) and (f).

(e)
If and whenever at any time prior to the Expiry Time, the Company shall fix a record date for the issuance of rights, options or warrants (other than the Warrants evidenced hereby) to all or substantially all the holders of Ordinary Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Ordinary Shares, Participating Shares or Convertible Securities at a price per share (or in the case of a Convertible Security the conversion or exchange price per share plus the issue price of such Convertible Security) that is less than 95% of the Current Value (as defined below) of an Ordinary Share on such record date (any such event being hereinafter referred to as a "Rights Offering"), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i)
the numerator of which shall be the aggregate of: (A) the number of Ordinary Shares outstanding on such record date; and (B) a number determined by dividing whichever of the following is applicable by the Current Value (as hereinafter defined) of the Ordinary Shares on the record date: (1) the amount obtained by multiplying the number of Ordinary Shares or Participating Shares which the holders of Ordinary Shares are entitled to subscribe for or purchase by the subscription or purchase price; or (2) the amount obtained by multiplying the maximum number of Ordinary Shares or Participating Shares which the holders of Ordinary Shares are entitled to receive on the conversion or exchange of the Convertible Securities by the conversion or exchange price per share; and

(ii)
the denominator of which shall be the aggregate of: (A) the number of Ordinary Shares outstanding on such record date; and (B) whichever of the following is applicable: (1) the total number of Ordinary Shares or Participating Shares which the holders of Ordinary Shares are entitled to subscribe for or purchase; or (2) the total number of Ordinary Shares or Participating Shares which the holders of Ordinary Shares are entitled to receive on the conversion or exchange of the Convertible Securities.

If by terms of the rights, options or warrants referred to in this paragraph (e), there is more than one purchase, conversion or exchange price per Ordinary Share, the aggregate price of the total number of additional Ordinary Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered, will be calculated for purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per Ordinary Share, as the case may be.

Any Ordinary Shares owned by or held for the account of the Company or subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed.

To the extent that such Rights Offering is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based if such expired rights, options or warrants had not been included in the original calculation.

(f)	If and whenever at any time prior to the Expiry Time, the Company shall fix a record date for the·distribution to all or substantially all the holders of Ordinary Shares of:
(i)     shares of any class, whether of the Company or any other corporation;
(ii)     rights, options or warrants;
(iii) evidences of indebtedness; or
(iv) other assets or property;

and if such distribution does not constitute a Capital Reorganization or a Rights Offering or does not consist of rights, options or warrants entitling the holders of Ordinary Shares to subscribe for or purchase Ordinary Shares, Participating Shares or Convertible Securities for a period expiring not more than 45 days after such record date and at a price per share (or having a conversion or exchange price per share) of at least 95% of the Current Value of the Ordinary Shares on such record date (any such non-excluded event being hereinafter referred to as a "Special Distribution") the Exercise Price shall be adjusted effective immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction: (I) the numerator of which shall be the amount by which (A) the amount obtained by multiplying the number of Ordinary Shares outstanding on such record date by the Current Value of the Ordinary Shares on such record date, exceeds (B) the fair market value (as determined by the external auditors of the Company, which determination shall be conclusive) to the holders of such Ordinary Shares of such Special Distribution; and (II) the denominator of which shall be the total number of Ordinary Shares outstanding on such record date multiplied by such Current Value of the Ordinary Shares on such record date.

Any Ordinary Shares owned by or held for the account of the Company or subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed.

To the extent that such Special Distribution is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued for the purposes of determining the fair market value as referred to in subparagraph (f)(B) above.

(g)
For the purpose of this Warrant Certificate: (i) "Participating Share" means a share (other than an Ordinary Share) that carries the right to participate in earnings to an unlimited degree; and (ii) "Convertible Security" means a security convertible into or exchangeable for an Ordinary Share or a Participating Share or both.

(h)
On any adjustment of the Exercise Price pursuant to paragraph (e) or (f), the number of Ordinary Shares purchasable on the exercise of the Warrants will be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Ordinary Shares theretofore purchasable immediately before the adjustment by a fraction which is the reciprocal of the fraction used in the adjustment of the Exercise Price.

(i)
In any case in which this Warrant Certificate shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Company may defer, until the occurrence of such event, issuing to the Holder, upon the exercise of the Warrants after such record date and before the occurrence of such event, the additional Ordinary Shares issuable upon such exercise by reason of the adjustment required by such event; provided, however, that the Company shall deliver to the Holder an appropriate instrument evidencing the Holder's right to receive such additional Ordinary Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Ordinary Shares on and after such exercise.

(j)
The adjustments provided for in this Warrant Certificate are cumulative, shall, in the case of adjustments to the Exercise Price, be computed to the nearest one-tenth of one cent and shall apply (without duplication) to successive Reclassifications of Ordinary Shares, Capital Reorganizations, Rights Offerings and Special Distributions; provided that, notwithstanding any other provision of this section, no adjustment of the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least I% of the Exercise Price then in effect (except upon a consolidation of the outstanding Ordinary Shares) (provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account n any subsequent adjustment).

(k)
No adjustment in the number of Ordinary Shares which may be purchased upon exercise of the Warrants or in the Exercise Price shall be made pursuant to this Warrant Certificate if the Holder is entitled to participate in such event (other than the events referred to in paragraph (b)(i) or (b)(ii)) on the same terms mutatis mutandi as if the Holder had exercised the Warrants evidenced hereby for Ordinary Shares prior to the effective date or record date of such event.

(l)
Subject to the prior written consent of the TSXV, in the event of any question arising with respect to the adjustments provided in this Warrant Certificate, such question shall conclusively be determined (as between the Company, the Holder, all shareholders of the Company and any transfer agent of the Ordinary Shares) by a firm of chartered accountants appointed by the Company and acceptable to the Holder (who may be the Company's auditors). Such accountants shall have access to all necessary records of the Company and such determination shall be binding upon the Company, the Holder, the shareholders of the Company and any transfer agent of the Ordinary Shares.

(m)
As a condition precedent to the taking of any action which would require an adjustment in the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number of such classes of shares or other securities or property which are to be received upon the exercise of the Warrants, the Company shall take all corporate action which may, in the opinion of external counsel, be necessary in order that the Company has reserved and there will remain unissued a sufficient number of Ordinary Shares for issuance upon the exercise of the Warrants, and that the Company may validly and legally issue as fully paid and non-assessable all the shares of such classes or other securities or may validly and legally distribute the property which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(n)
In the case of an event which requires an adjustment in the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number and classes of shares or other securities or property which are to be received upon the exercise thereof, the Company shall give notice to the Holder of the particulars of such event and the required adjustment and the computation of such adjustment as soon as reasonably practicable and, in any event, within 30 days of making any adjustment.

(o)
This Warrant Certificate and all the rights hereunder (including the Warrants) shall enure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the Company and its successors.

(p)	The Warrants represented by this Warrant Certificate may not be transferred, sold, assigned or pledged, in whole or in part, to any person by the Holder.

(q)
The Holder acknowledges and agrees that any transfer, sale, assignment or pledging by it of the Warrants represented by this Warrant Certificate, in whole or in part, shall comply with the provisions of Securities Laws or such other regulatory authority having jurisdiction.

For the purpose of any computation under this Warrant Certificate, the "Current Value" of the Ordinary Shares at any date shall be determined as the volume weighted average trading price per Ordinary Share of the Ordinary Shares (the "VWAP") on the TSXV calculated by dividing the total value by the total volume of Ordinary Shares traded for the twenty trading days ending three trading days prior to that date and if the Ordinary Shares are not so listed on the TSXV, the Current Value shall be the VWAP on such exchange on which the Ordinary Shares are listed, and if the Ordinary Shares are not listed on any exchange, the VWAP will be such value as is determined by the directors of the Company acting in good faith. If the Ordinary Shares are listed on more than one stock exchange the VWAP on the stock exchange on which the largest volume of the Ordinary Shares has traded in the preceding six (6) months shall be used.

In case the Company after the date of issuance of the Warrants takes any action affecting the Ordinary Shares, other than any action described above, which in the opinion of the board of directors of the Company would materially affect the rights of the Holder, the Exercise Price will be adjusted in such manner, if any, and at such time, by action by the directors of the Company but subject in all cases to the prior written consent of the stock exchange on which the Ordinary shares are then listed, where required and any necessary regulatory approval.

The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a "successor corporation") whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction, the Company and the successor corporation shall have executed such instruments and done such things as are necessary or advisable to establish that upon the consummation of such transaction:

(i)    the successor corporation will have assumed all the covenants and obligations of the
Company under this Warrant Certificate, and

(ii)
the Warrant Certificate will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Warrant Certificate.

If any one or more of the provisions contained in this Warrant Certificate should be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Warrant Certificate shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Time shall be of the essence hereof.

All dollar amounts shall be Canadian dollars.

[Remainder of this page intentionally left blank]

•

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed by its duly authorized officer this 31 day of December 2010.

SIGNED for and on behalf of

ATLAS FINANCIAL HOLDINGS, INC.

Per: _________________________________

•